EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED SEPTEMBER 30, 2010
For Immediate Release
Paychex Names Martin Mucci President and
Chief Executive Officer
Rochester, NY (September 30, 2010) - The Board of Directors of Paychex, Inc., a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses, today announced that Martin Mucci has been named president and chief executive officer. Mucci joined Paychex in October 2002 as senior vice president of operations following a 20-year career in the telecommunications industry. He assumes his new role effective today.
“Marty Mucci has earned the opportunity to be the CEO of this company, based on his character, his level of accomplishment, and his ability to be an inspiring leader,” said B. Thomas Golisano, Paychex founder and chairman of the board.
Golisano said the Paychex Board of Directors unanimously selected Mucci from a broad base of internal and external candidates. Mucci is the third president and CEO in the company’s nearly 40-year history. He succeeds Jonathan J. Judge, who resigned in July 2010. Prior to joining Paychex, Mucci was CEO of Frontier Telephone of Rochester, Inc. and president of telephone operations for Frontier Communications, with responsibility for sales, operations, customer service and financial performance of Frontier’s 34 local telephone companies.
“I am excited about the opportunity to take Paychex to the next level of performance,” Mucci said. “We have more than 12,000 dedicated employees and an experienced management team, and I look forward to working together to build on the company’s history of success.”
Mucci was part of the three-member interim executive team appointed to lead the company, with oversight from Golisano and the Board of Directors, during the search for a new CEO. He was joined by John M. Morphy, senior vice president, chief financial officer and secretary; and Delbert Humenik, senior vice president of sales and marketing. Golisano remains Paychex chairman of the board.
Martin Mucci
As Paychex senior vice president of operations, Mucci led a team of more than 8,000 employees in 85 locations across the U.S., and was responsible for all operations and customer service for the company’s 536,000 payroll and human resource services clients, as well as the company’s product management and information technology functions.
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EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED SEPTEMBER 30, 2010

Mucci - Paychex CEO

September 30, 2010
Mucci, 50, began his career as an analyst with Rochester Telephone, now Frontier Communications Company. He rose through the company, holding a variety of regulatory, finance, and operations management positions. He holds a bachelor’s degree in accounting from St. John Fisher College in Rochester, New York and received a master’s degree in business administration through the Executive Development Program at the University of Rochester’s William E. Simon Graduate School of Business. He is a native of Elmira, New York and a longtime Rochester resident. Mucci is married and has two sons.
About Paychex
Paychex, Inc. (NASDAQ:PAYX) is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers’ compensation, are made available through Paychex Insurance Agency, Inc. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices serving approximately 536,000 payroll clients nationwide as of May 31, 2010. For more information about Paychex and our products, visit www.paychex.com.
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EDITOR’S NOTE: To access electronic versions of Mucci’s bio and head shot (high- and low-resolution), go to http://media.paychex.com.
MEDIA CONTACT: Laura Saxby Lynch Director, Corporate Communications Paychex, Inc. Office (585) 383-3074 Mobile (585) 354-3756 lsaxbylynch@paychex.com